Exhibit 99.1
                              Fiscal Quarter Ended
                                 October 31,2004

Mass Megawatts Wind Power, Inc. (OTC bulletin Board: MMGW) reports for three months ending October 31, 2004.


SHREWSBURY, Mass., December 14, 2004 /PRNewswire-FirstCall/ -- Mass Megawatts reports a net loss of ten cents per share in the three months ending October 31, 2004. A year earlier during the same three month period, a net loss of seven cents per share was reported. The net loss for the latest fiscal quarter ending on October 31, 2004 was $300,001 or 10 cents per share. In the same quarter of the previous year, there was a net loss of $183,925 or 7 cents per share.

In the last fiscal quarter ending October 31, the company nearly completed construction of a project in Blandford, Massachusetts. The Company is confident that it will maintain operations for another year.

For more information, the web site is www.massmegawatts.com and the company can be reached at the phone number of (508) 751-5432.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com


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